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                                                                 Exhibit 1(8)









                                   Proposed Form of
                             Agreement to Purchase Shares



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                             FUND PARTICIPATION AGREEMENT
                             ----------------------------


     THIS AGREEMENT, entered into on this ___ day of _____________, 1987 among THE LINCOLN NATIONAL LIFE INSURANCE COMPANY ("Lincoln National"), a life insurance company organized under the laws of the State of Indiana for itself and on behalf of FLEXIBLE PREMIUM VARIABLE LIFE ACCOUNT F OF THE LINCOLN NATIONAL LIFE INSURANCE COMPANY ("Account"), a separate account established by Lincoln National in accordance with the laws of the State of Indiana, and AMERICAN PATHWAY FUND ("Fund"), an open-end management investment company organized under the laws of the State of Massachusetts.


                                     WITNESSETH:


     WHEREAS, the Account has been established by Lincoln National pursuant to the Indiana Insurance Code in connection with certain variable life insurance contracts ("Contracts") proposed to be issued to the public by Lincoln National through the Account; and

     WHEREAS, the Account is registered as a unit investment trust under the Investment Company Act of 1940; and

     WHEREAS, the income, gains and losses, whether or not realized, from assets allocated to the Account are, in accordance with the applicable Contracts, to be credited to or charged against such Account without regard to other income, gains or losses of Lincoln National; and

     WHEREAS, the Account is subdivided into various subaccounts ("Subaccounts") under which income, gains and losses, whether or not realized, from assets allocated to each such Subaccount are, in accordance with the applicable Contracts, to be credited to or charged against such Subaccounts without regard to other income, gains or losses of other Subaccounts or of Lincoln National; and

     WHEREAS, the Fund is divided into various series ("Series"), each Series being subject to separate investment policies and restrictions which may not be changed without a majority vote of the shareholders of such Series; and

     WHEREAS, certain Series will serve as the underlying investment medium for certain Subaccounts; and

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     WHEREAS, American Funds Distributors, Inc., the principal underwriter for the Contracts to be funded by the Account, is a broker-dealer registered as such under the Securities Exchange Act of 1934;

     NOW THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, Lincoln National, the Account, and the Fund, hereby agree as follows:

     1. The Contracts funded through the Account will provide for the allocation of net amounts among certain Subaccounts for investment in such shares of the Series as may be offered from time to time in the prospectus of the Contracts and the prospectus of the Fund. The selection of the particular Subaccount is to be made by the Contract owner, and such selection may be changed or purchase payments may be transferred among Subaccounts in accordance with the terms of the Contracts.

     2. Fund shares to be made available to certain Subaccounts shall be sold by the respective Series and purchased by Lincoln National for the corresponding Subaccount at the net asset value (without the imposition of a sales load) next computed after receipt of each order by the Fund, as established in accordance with the provisions of the then current prospectus of the Fund. Shares of a particular Series shall be ordered in such quantities and at such times as determined by Lincoln National to be necessary to meet the requirements of the Contracts. Orders or payments for shares purchased will be sent promptly to the Fund and will be delivered in the manner established from time to time by the Fund.

     The Fund reserves the right to delay any transfer of its shares until the payment check has cleared. The Fund reserves the right to suspend sales if the Board of Trustees of the Fund deems it appropriate and in the best interests of the Fund or in response to the order of an appropriate regularity authority.

     3. Transfer of the Fund's shares will be by book entry only. No stock certificates will be issued to the Account. Shares ordered from a particular Series will be recorded in an appropriate title for the corresponding Subaccount on the books of Lincoln National. Lincoln National will provide to the Fund a list of Contract owners (and their addresses) upon written notice from any officer of the Fund.

     4. The Fund shall furnish notice promptly to Lincoln National of any dividend or distribution payable on any shares underlying Subaccounts. All of such dividends and distributions as are payable on shares of a Series recorded in the title for the corresponding Subaccount shall be automatically reinvested in


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additional shares of that Series.  The Fund shall notify Lincoln National of the number of shares so issued. Lincoln National will provide the Fund a list of Contract owners upon written notice from the Fund's Board.

     5. The Fund shall pay all its expenses incidental to its performance under this Agreement. The Fund shall see to it that all of its shares are registered and authorized for issue in accordance with applicable federal and state laws prior to their purchase by Lincoln National for the Subaccount. The Fund shall bear the expenses for the cost of registration of its shares, preparation of its prospectuses, proxy materials and reports, the printing and distribution of such items to each Contract owner who has allocated net amounts to any Subaccount, the preparation of all statements and notices required by any federal or state law, or taxes imposed upon the Series on the issue or transfer of the Fund's shares subject to this Agreement.

     6. Lincoln National shall make no representations concerning the Fund's shares except those contained in the then current prospectus of the Fund and in printed information subsequently issued on behalf of the Fund or approved in writing by the Fund as supplemental to such prospectus.

     7. It is understood among the parties to this Agreement that shares of the Fund may be offered to separate accounts of various insurance companies in addition to Lincoln National and in connection with insurance policies or contracts other than the Contracts (herein described as "mixed and shared funding"). It is also understood among the parties that shares of the Fund and each Series will not be offered directly to the public.

     The parties to this Agreement recognize that, due to differences in tax treatment or other considerations, the interests of various owners participating in one or more of the Series might, at some time, be in conflict. Lincoln National shall consider whether disclosure in the Contract prospectus regarding the potential risks of mixed and shared funding is appropriate. Each party shall report to the other party any potential or existing conflict of which it becomes aware. The Board of Trustees of the Fund shall promptly notify Lincoln National of the existence of an irreconcilable material conflict and its implications. If such a conflict exists, Lincoln National will, at its own expense, take whatever action it deems is necessary to remedy such conflict: in any case, Contract owners will not be required to bear such expenses. The parties undertake to comply with any applicable regulation of the Securities and Exchange Commission which may be adopted relating to mixed and shared funding.

     8. Lincoln National shall be responsible for assuring that the Account calculates pass-through voting privileges of Contract


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owners in a manner consistent with the method of calculating pass-through voting privileges set forth in the current prospectus for American Pathway II.

     9. The Fund agrees to comply with the diversification requirements of Internal Revenue Code section 817(h) and any regulations thereunder (including temporary regulations).

    10.  This Agreement shall terminate:

          a. at the option of Lincoln National or of the Fund upon nine months' advance written notice to the other;

          b. at the option of Lincoln National upon institution of formal enforcement proceedings against the Fund by the Securities and Exchange Commission;

          c. upon a majority vote of the Contract owners having an interest in a particular Subaccount to substitute the shares of another investment company for the corresponding Fund shares in accordance with the terms of the Contracts for which those Fund shares had been selected to serve as the underlying investment medium. Lincoln National will give 30 days' prior written notice to the Fund of the date of any proposed vote to substitute Fund shares; and

          d. in the event the Fund's shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as an underlying investment for the Contracts issued or to be issued by Lincoln National. In such event, prompt notice shall be given by Lincoln National or the Fund to the other.

    11. Each notice required by this Agreement shall be given in writing and delivered via certified mail - return receipt requested.

    12. The obligations of the Fund under this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Fund individually, but bind only the Fund's assets. Lincoln National and the Account agree to look solely to the assets of the Fund for the satisfaction of any liability of the Fund with respect to this Agreement and will not seek recourse against the members of the Board of Trustees of the Fund, or its officers, employees, agents or shareholders, of any of them, or any of their personal assets for such satisfaction.


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    13.  This Agreement shall be construed in accordance with the laws of the
State of California.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

                                             THE LINCOLN NATIONAL LIFE
                                             INSURANCE COMPANY FOR ITSELF
                                             AND ON BEHALF OF SEPARATE
                                             ACCOUNT F

Attest:

                                             By:
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                                             AMERICAN PATHWAY FUND

Attest:

                                             By:
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